Exhibit 5.1
May 20, 2011
Baxter International Inc.
One Baxter Parkway,
Deerfield, Illinois 60015-4633

Re:	Securities Act of 1933 Form S-8 Registration Statement Baxter International Inc. 2011 Incentive Plan
Ladies and Gentlemen:
     I have acted as counsel to Baxter International Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 40,000,000 shares of Common Stock (the “Shares”), par value $1.00 per share, of the Company issuable pursuant to the Company’s 2011 Incentive Plan (the “Plan”).
     In this capacity, I, or attorneys under my supervision, have examined and relied upon such corporate and other records, instruments, certificates and documents as I have deemed necessary to render this opinion.
     Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when issued pursuant to the Plan, will be validly issued, fully paid, and non-assessable.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Interests of Named Experts and Counsel” in the Registration Statement. By giving such consent, I do not hereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ Stephanie A. Shinn
Name:	Stephanie A. Shinn
Title:	Associate General Counsel and Corporate Secretary